                         Silicon Storage Technology, Inc.

                              News Release

                                 For More Information Contact:

                                           Leslie Green
                              Green Communications Consulting, LLC
                              (650) 312-9060

SST Reports First Quarter 2007 Revenue Results

SUNNYVALE, Calif., April 24, 2007 -- SST (Silicon Storage Technology, Inc.) (NASDAQ: SSTI), a leader in flash memory technology, today announced revenue results for the first quarter ended March 31, 2007.

Net revenues for the first quarter were $ 97.5 million, compared with $118.2 million in the fourth quarter of 2006 and $110.5 million in the first quarter of 2006. Product revenues for the first quarter of 2007 were $88.2 million, compared with $108.7 million in the fourth quarter of 2006 and with $100.3 million in the first quarter of 2006. Revenues from technology licensing for the first quarter of 2007 were $9.3 million compared with $9.5 million in the fourth quarter of 2006 and with $10.2 million in the first quarter of 2006.

As previously announced, SST has commenced a voluntary review by the chairman of the Audit Committee of the Board of Directors of the company’s historical stock option practices and related accounting matters covering the time from SST’s initial public offering in 1995 through the current fiscal year. The review is being conducted with the assistance of independent legal counsel and outside accounting experts. SST has voluntarily contacted the Securities and Exchange Commission staff to inform them of the review. SST does not expect to be in a position to announce additional financial results for the first quarter ended March 31, 2007 until the review has been completed. At this time, SST does not expect to be a position to file its Form 10-Q for the first quarter by the May 10, 2007 filing deadline or the permitted extension to May 15, 2007.

SST finished the first quarter 2007 with $148.0 million in cash, cash equivalents and short-term investments, an increase of $8.2 million from prior quarter. This increase in cash is primarily due to the conversion of long-term marketable securities to short-term investments.

Management Qualitative Comments
“The first quarter was an important quarter for SST,” said Bing Yeh, president and CEO. “Over the past two years, we have focused much of our engineering efforts on developing higher margin and higher ASP non-commodity memory and non-memory products in order to drive more growth in our revenue. These products, which we began introducing in October with the NANDrive and which we will continue to introduce over the course of 2007, have ASPs ranging from a dollar to tens of dollars. Since January, we have announced two more of these product lines: In March, we made a technology announcement about our upcoming All-in-OneMemory, the industry’s first memory subsystem that blends the benefits of NOR, NAND and system RAM in a unified architecture. Earlier this month, we announced our MelodyWing SP advanced wireless audio solution. This radio module allows users to wirelessly connect their surround sound speaker system to their HDTV and offers uncompressed, wire-equivalent sound quality. In addition, in the beginning of April we announced the expanded NANDrive capacities ranging from 1GByte to 8GByte, in addition to the 128MByte, 256MByte and 512MByte capacities that were previously announced. We are very excited about the potential of all of our new higher ASP products and are pleased by their reception in the marketplace so far. Our expectation remains that we will begin to see revenue from these new products late in 2007.

“As we plan for the balance of 2007, there are two important factors that enter into our expectations. First, the competitive landscape for NOR flash memory is changing and we expect it to negatively impact the higher density portion of our NOR business. Second, our capacity allocation at Grace Semiconductor has reached its limit. We are currently working with PowerChip to bring up additional capacity at 120 nanometer and we expect to begin volume production in the third quarter of 2007. With these factors in mind, we have made a decision to focus on our most profitable revenue opportunities, in order to best utilize our resources and our manufacturing capacity. This will result in a reduction of our revenue plans for 2007 but it is expected to allow SST to maintain our gross margin and limit our cash usage. We believe that we are in a good position to weather some near-term challenges with a healthy cash position and a suite of new products that will allow us to expand our addressable market and layer on profitable revenue opportunities late in 2007 and for years to come.”

Second Quarter and Fiscal 2007 Preliminary Revenue Outlook
In the second quarter, SST expects revenues of between $90 million and $98 million, assuming continuing levels of stability occur in the U.S. and international economies.  For the year 2007, SST expects revenue of between $410 million and $450 million.

Conference Call Dial-in Information
SST will hold a conference call to discuss its financial results today at 1:30 p.m. PST.  Those wishing to participate in the conference should dial (888) 224-3652; international participants please dial (706) 902-0940, using the password “SST” at approximately 1:20 p.m. PST.  A replay of the call will be available for one week by dialing (800) 642-1687; international participants dial (706) 645-9291, using the access code “5214649.”  A webcast replay of the conference call will be available until the next earnings conference call on the company’s Web site at http://www.sst.com/events/.

About Silicon Storage Technology, Inc.
Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The Company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark Emb-FLASH.  SST’s non-memory products include NAND controller-based products, smart card ICs, flash microcontroller and radio frequency ICs and modules.  Further information on SST can be found on the company's Web site at http://www.sst.com.

Forward-Looking Statements
Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including statements regarding flash memory and non-memory market conditions, SST’s revenue results for the first quarter ended March 31, 2007, the review of historical option practices by the Chairman of the Audit Committee, the timing of the filing of the Form 10-Q for the first quarter, SST’s future financial performance, the performance of new products, the expansion of SST’s licensing business, SST’s ability to diversify its business, the transition of SST’s products to smaller geometrics, SST’s expectations with respect to the pricing environment in which it operates, SST’s ability to secure additional foundry capacity allocation and SST’s ability to bring new products to market.  These risks include the conclusions of the Chairman of the Audit Committee concerning matters relating to the company’s stock option grants including, but not limited to, the accuracy of the stated measurement dates of option grants for financial accounting purposes, the impact of any additional expenses that may be recorded by SST, actions that may be taken or required as a result of the review, actions by the Securities and Exchange Commission or other regulatory agencies, including NASDAQ, with respect to SST, its personnel, or the listing of its securities arising out of the results of the review; the timely development, acceptance and pricing of new products, the terms and conditions associated with licensees’ royalty payments, the impact of competitive products and pricing, and general economic conditions as they affect SST’s customers, as well as other risks detailed from time to time in the SST’s  SEC reports, including the Annual Report on Form 10-K for the year ended December 31, 2005 and on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2006. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, SST disclaims any obligation to update these forward-looking statements to reflect future events or circumstances.

For more information about SST and the company’s comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST’s Web site at http://www.sst.com.  SST’s head office is located at 1171 Sonora Court, Sunnyvale, Calif.; telephone: 408/735-9110; fax: 408/735-9036.

The SST logo and SuperFlash are registered trademarks of Silicon Storage Technology, Inc.. All other trademarks or registered trademarks are the property of their respective holders.
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SST Reports First Quarter 2007 Revenue Results
April 24, 2007

	Percentage of			Change in
	Gross Product Revenue			Revenue
				1Q06	4Q06 to
	1Q06	4Q06	1Q07	1Q07	1Q07

Product Revenue By Ship-To Location
North America	7%	4%	4%	(42%)	3%
Total International	93%	96%	96%	(26%)	(17%)
Europe	8%	7%	8%	(11%)	(9%)
Japan	8%	9%	13%	46%	21%
Korea	5%	6%	10%	79%	36%
China	56%	42%	37%	(42%)	(27%)
Taiwan	10%	24%	20%	81%	(30%)
Other Far East	6%	8%	8%	9%	(12%)

Product Revenue By Application
Digital Consumer	44%	41%	39%	(22%)	(19%)
Internet Computing	28%	25%	22%	(31%)	(25%)
Networking	5%	6%	8%	51%	6%
Wireless Communications	23%	28%	31%	18%	(9%)